Exhibit 10

 Beglaubigte Abschrift
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Deed written only single sided	Roll of Deeds No. 228/2010

NEGOTIATED

in Berlin, on November 28, 2010

Today appeared before me, the undersigned

Dr. Markus Jakoby

Notary Public

with office in Schlüterstraße 37, 10629 Berlin, Germany,

1.	Dr. Bernd R. Mayer,
Skadden, Arps, Slate, Meagher and Flom LLP,
born on September 01, 1963,
with business address at Karl-Scharnagl-Ring 7, 80539 Munich,

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not acting on his own behalf but without power of attorney with the provisio of subsequent approval (vorbehaltlich Genehmigung), whereby the approval is seen as communicated and legally effective as of receipt by the officiating notary public, for the following entity:

Süd-Chemie Aktiengesellschaft
with its seat in Munich
business address: Lenbachplatz 6, 80333 Munich
(Commercial Register Munich, HRB 1019)

2.	Frederick von Mallinckrodt,
Skadden, Arps, Slate, Meagher and Flom LLP,
born on November 08, 1974,
with business address at Karl-Scharnagl-Ring 7, 80539 Munich, not acting on his own behalf but without power of attorney with the provisio of subsequent approval (vorbehaltlich Genehmigung), whereby the approval is seen as communicated and legally effective as of receipt by the officiating notary public, for the following entity:

Süd-Chemie Finance GmbH
with its seat in Munich
business address: Lenbachplatz 6, 80333 Munich
(Commercial Register Munich, HRB 1064)

The parties hereby release Dr. Bernd R. Mayer, Frederick von Mallinckrodt and Skadden, Arps, Slate, Meagher and Flom LLP from any personal liability and waive the right to assert any claims against Dr. Bernd R. Mayer, Frederick von Mallinckrodt and Skadden, Arps, Slate, Meagher and Flom LLP personally.

3.	Gerald Jörg Schumann,
Baker & McKenzie LLP,

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born on October 24, 1971,
with business address at Neuer Zollhof 2, 40221 Düsseldorf,
not acting on his own behalf but without power of atturney with the provisio of subsequent approval (vorbehaltlich Genehmigung), whereby the approval is seen as communicated and legally effective as of receipt by the officiating notary public, for the following entity:

Ashland Inc.
with its seat in Covington, KY 41012-0391, U.S.A.
business address: 50 East RiverCenter Boulevard,
Covington, KY 41012-0391, U.S.A.

4.	Dr. Michael Bartosch,
Baker & McKenzie,
born on December 27, 1973,
with business address at Theatinerstraße 23, 80333 München,
not acting on his own behalf but without power of attorney with the provisio of subsequent approval (vorbehaltlich Genehmigung), whereby the approval is seen as communicated and legally effective as of receipt by the officiating notary public, for the following entity:

Ashland International Holdings, Inc.
with its seat in Wilmington, DE 19801, U.S.A.
business address: 1209 Orange Street,
Wilmington, DE 19801, U.S.A.

The parties hereby release Gerald Jörg Schumann und Dr. Michael Bartosch and Baker & McKenzie from any personal liability and waive the right to assert any claims against these persons and Baker & McKenzie personally.

The persons appearing under number 1 is personally known to the notary public. The persons appearing under number 2 to 4 identified themselves through presentation of

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their identity cards or passport.

The persons appearing requested this Deed to be recorded in the English language. The officiating Notary Public, who has sufficient command of the English language, ascertained that the persons appearing also have sufficient command of the English language. After having been instructed by the officiating Notary Public, the persons appearing waived the right to obtain the assistance of a sworn interpreter and the right to obtain a certified translation of this Deed.

The officiating Notary pointed out that, before the recording, he was required to ask each of those persons appearing whether he or any of his colleagues had already been or was presently active, outside of an official capacity, in the following recorded matter. Those appearing declared that this was not the case.

The persons appearing requested notarization of the following

SHAREHOLDERS' AGREEMENT

I.

Under the Master Formation Agreement dated July 14, 2010 (Roll of Deeds No. M 1542/2010 of the notary public Prof. Dr. Dieter Mayer, Munich) in connection with the deed dated July 13/14, 2010 (Roll of Deeds No. M 1539/2010 of the notary public Prof. Dr. Dieter Mayer, Munich) (the "Reference Deed"), it was agreed that a shareholders' agreement would be certified in accordance with the draft attached to the Reference Deed as Exhibit 5.1-1 and as amended prior to the closing of the contemplated transaction.  In order to facilitate, inter alia, the notarization of this Shareholders' Agreement, all exhibits to this Shareholders' Agreement have already been notarized separately in the Reference Deed. Reference was made to the Master Formation Agreement and the Reference Deed pursuant to Section 13a of the German Notarization Act (Beurkundungsgesetz), of which the officiating notary instructed the persons appearing.  The persons appearing declared that the Master Formation

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Agreement and the Reference Deed – certified copies of which were available during the notarization – are well known to them. They waved their right to have the Master Formation Agreement and the Reference Deed read aloud by the officiating notary public as well as their right to have the Master Formation Agreement and the Reference Deed attached to this deed.

The draft of the Shareholders Agreement has been completed and will be certified with additional amendments to Exhibit 3.2, 7.4(c) and Exhibit 8.3 of this Shareholders Agreement. Therefore the unchanged Exhibits referenced in the draft Shareholders Agreement of the reference deed are not enclosed to this deed, but enclosed are the Exhibits 3.2, 7.4(c) and  8.3.

II.

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SHAREHOLDERS' AGREEMENT
in respect of

Ashland-Südchemie-Kernfest GmbH
(in the future: ASK Chemicals GmbH)

by and between

Süd-Chemie Aktiengesellschaft
and
Süd-Chemie Finance GmbH

and

Ashland Inc.
and
Ashland International Holdings, Inc.

Dated as of November 28, 2010
and effective upon approval on November 30, 2010

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Section 17.11	Change of Control	30
Section 17.12	Exclusion of Remedies	31
Section 17.13	Interpretation	31
Section 17.14	Invalid Provisions	31
Section 17.15	Governing Law	31
Section 17.16	Arbitration	31

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LIST OF DEFINITIONS

Affiliate	2
Agreement	1
Annual Financial Statements	17
Anti-Corruption Laws	2
Applicable Law	2
Articles of Association	8
Ashland	1
Ashland Notice Date	22
Ashland Supervisory Board Members	11
ASK Chemicals	2
Auction	22
Authority	2
Block Voting	7
Business Day	2
CEO	14
CFO	14
Chairman	11
Change of Control	2
Closing	3
Closing Date	3
Competitor	28
Debt Level	16
Deduction Amount	23
Designated Entities	3
Dispute	33
Distributions	17
EBITDA	3
Exceeding Financing	16
Exclusive Shareholders Actions	10
Exhibits	32
Fair Market Value	3
FCPA	3
Financial Year	8
Foundry Products Business	3
Global Annual Budget	19
Global Business Plan	19
Group	4
Group Companies	4
Group Financing Pledges	16
Guarantee	4
IFRS	4
Initial Global Annual Budget	18

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Initial Global Business Plan	4
Initial Net Debt Level	16
Investment Banking Firm	23
Local Contribution and Sale Agreement	4
Major Decisions	15
Management Board	9
Master Contribution and Sale Agreement	5
Master Formation Agreement	5
Negotiation Period	21
Net Debt	5
Net Debt Level	5
Parties	5
Partnership Agreement	1
Party	5
Periodic Financial Reports	17
Permitted Transferee	20
Personal Conflict	14
Proprietary Information	29
Request Notice	21
Responsible Party	24
Rules	33
SC	1
SC Finance	1
SC Notice Date	22
SC Supervisory Board Members	11
Share	8
Shareholder Representative	9
Shareholders' Meeting	9
Shareholders' Resolution	10
Shares	8
SPA	22
Subsequent Global Annual Budget	19
Subsequent Global Business Plan	19
Subsidiary	5
Supervisory Board	9
Supervisory Board Members	9
Third Appraisal Value	22
Third Appraiser	21
third party	5
Third Party	5
Transfer	5
Unadjusted Consideration	24
USLP	6
Voting Rights	9

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LIST OF EXHIBITS

Exhibit 1-1	Net Debt Calculation	4
Exhibit 1-2	EBITDA Calculation	3
Exhibit 3.2	Articles of Association of ASK Chemicals	8
Exhibit 6.2	Exclusive Shareholders Actions	9
Exhibit 7.1	Initial Supervisory Board Members	11
Exhibit 7.4(c)	Supervisory Board Actions	13
Exhibit 8.1	Initial Management Board Members	14
Exhibit 8.2	Reporting Obligations	14
Exhibit 8.3	Major Management Board Actions	14
Exhibit 8.5	Initial Senior Management Team	15
Exhibit 9.4 (a)	Initial Global Business Plan (including Initial Global Annual Budget)	17
Exhibit 11.4(b)	Group Fair Market Value Valuation Principles	20
Exhibit 11.4(d)	SPA	21

SHAREHOLDERS' AGREEMENT

This SHAREHOLDERS' AGREEMENT, (this "Agreement") dated as of November 28, effective upon approval on November 30, 2010 is made and entered into by and between Süd-Chemie Aktiengesellschaft, a publicly listed stock corporation incorporated under the laws of the Federal Republic of Germany with registered number HRB 1019 of the local court in Munich and its registered office at Lenbachplatz 6, 80333 Munich, Germany ("SC"), Süd-Chemie Finance GmbH, a limited liability company incorporated under the laws of the Federal Republic of Germany with registered number HRB 1064 of the local court in Munich and its registered office at Lenbachplatz 6, 80333 Munich, Germany ("SC Finance"), Ashland Inc., a publicly listed company incorporated under the laws of the Commonwealth of Kentucky, U.S.A., and its registered office at 50E. River Center Blvd. Covington, KY 41012-0391, U.S.A. ("Ashland") and Ashland International Holdings, Inc., a company incorporated under the laws of the State of Delaware, U.S.A., with and its registered office at 1209 Orange Street, Wilmington, DE 19801, U.S.A.  ("AIHI").

W I T N E S S E T H

WHEREAS, on July 14, 2010, SC, Ashland and ASK Chemicals, have entered into the Master Formation Agreement under which they have determined to combine their respective worldwide businesses related to the foundry industry, by transferring such businesses to ASK Chemicals and USLP;

WHEREAS, SC and Ashland, in each case directly and/or indirectly through SC Finance and AIHI, respectively, hold 50% of the Shares in each of ASK Chemicals and USLP;

WHEREAS, for the purpose of combining their respective worldwide businesses related to the foundry industry as set forth in the first recital, SC and Ashland have entered into the Master Contribution and Sale Agreement under which they contribute or sell to ASK Chemicals and USLP the SC Business and the Ashland Business respectively (as defined in the Master Formation Agreement); and

WHEREAS, the Parties intend to enter into this Agreement to provide for certain matters relating to their respective shareholding in ASK Chemicals. The Parties intend to enter into a similar partnership agreement with respect to USLP (the "Partnership Agreement"), a draft of which is part of the reference deed.

NOW, THEREFORE, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following capitalized terms have the meanings set forth below:

"Affiliate" means any person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified, excluding the Group Companies and USLP and its subsidiaries.  For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether through ownership of voting securities or ownership interests, by contract or otherwise, provided that the direct or indirect ownership of fifty per cent (50%) or more of the voting share capital of a person is deemed to constitute control of such person, and "controlling" and "controlled" have corresponding meanings.

"Anti-Corruption Laws" means in relation to any person, collectively, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the FCPA, German anti-corruption laws, and any other anti-corruption laws and any export control and anti-money laundering laws and laws relating to the proceeds of crime and funding of terrorism, in each case insofar as they apply to that person.

"Applicable Law" means in relation to any person, any and all mandatory laws, common law, statutes, secondary legislation, directives, regulations, resolutions, statutory guidance and codes of practice, civil, criminal or administrative law, notices, judgments, decrees, orders or rulings from any Authority, in each case having the force of mandatory law insofar as they apply to that person.

"ASK Chemicals" means Ashland-Südchemie-Kernfest GmbH (to be renamed to: ASK Chemicals GmbH), Hilden/Germany, a limited liability company (Gesellschaft mit beschränkter Haftung; GmbH) incorporated and existing under the laws of the Federal Republic of Germany and registered with the commercial register of the local court of Düsseldorf under HRB 44968.

"Authority" means, in any jurisdiction, any government, any other supranational, national, state, federal, regional, municipal, city, town or local government, any subdivision, court, arbitral tribunal, central bank, administrative agency or commission or other authority thereof, any state enterprise or state corporation, any other entity controlled by a government, any quasi-governmental body exercising any regulatory, administrative, taxing, excise, customs importing or other governmental or quasi-governmental authority, any stock-exchange or other regulatory or supervisory body or authority, any political party or any public international organization.

"Business Day" means a day other than Saturday, Sunday and public holidays in Munich, Germany and New York, NY, USA.

"Change of Control" means the transfer, issue or redemption of shares in a legal person thereof where the completion of the transfer, issue or redemption would result in a person who did not previously control that body corporate acquiring control of that legal person. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether through ownership of voting securities or ownership interests, by contract or otherwise.

"Closing" has the meaning given to it in Section 6.8 of the Master Formation Agreement.

"Closing Date" has the meaning given to it in Section 6.8 of the Master Formation Agreement.

"Designated Entities" means any of Dow Chemical Company, Royal DSM N.V., Reichhold Inc., AOC, LLC, Hexion Specialty Chemicals, Inc., Apollo Management L.P., Huntsman Corporation, Interplastic Corporation, Total S.A., Scott Bader Company Limited, Nan Ya Plastics Corporation and any controlling shareholder of any of the foregoing  companies or  any entity that succeeds to the business of the forgoing companies with respect to the manufacturing  of epoxy resins, vinyl ester resins or unsaturated polyester resins. For purposes of this definition, a shareholder is a "controlling" shareholder if such shareholder has the power, direct or indirect, to direct or cause the direction of the management and policies of the entities listed above whether through ownership of voting securities or ownership interests, by contract or otherwise, provided that the direct or indirect ownership of fifty per cent (50%) or more of the voting share capital of a person is deemed to constitute control of such entity.

"EBITDA" means the EBITDA to be determined in accordance with the calculation attached hereto as Exhibit 1-2 .

"Fair Market Value" has the meaning given to it in Section 11.4(b).

"Foundry Products Business" means the development, manufacture, marketing and sale of products used in the foundry industry such as resins, coatings, feeders, sleeves, filters, cores and risers and various other additives and/or other products related to the foundry and casting solutions business.

"FCPA" means the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C., §§ 78dd-1, et seq.

"General Partner" means ASK Chemicals and/or any other person that becomes a successor or additional General Partner of USLP as provided in the Partnership Agreement.

"GP Interest" means the GP Interest issued and held by ASK Chemicals and/or any other person that becomes a successor or additional General Partner of USLP as provided in the Partnership Agreement, which GP Interest includes, without limitation, all rights and interests of the General Partner to cash distributions made pursuant to the Partnership Agreement.

"Group" means ASK Chemicals, USLP and their respective Subsidiaries, as a whole.

"Group Companies" means ASK Chemicals, USLP and each of their Subsidiaries, and "Group Company" means any of them.

"Guarantee" means any guarantee, indemnity, undertaking, covenant, bond or other form of security given by any Party in its personal capacity in respect of any Group Company's liabilities.

"IFRS" means the International Financial Reporting Standards issued by the International Accounting Standards Board (incorporating International Accounting Standards issued by the former International Accounting Standards Committee) and the final interpretations prepared by the International Financial Reporting Interpretations Committee of the international Accounting Standards Board as approved by the International Accounting Standards Board (including, where applicable, interpretations of International Accounting Standards by the former Standing Interpretations Committee of the International Accounting Standards Committee).

"Initial Global Business Plan" shall have the same meaning as "Pre-Closing Agreed Business Plan" has in the Master Formation Agreement.

"Interest" means the GP Interest and/or LP Interest held by a Partner pursuant to the Partnership Agreement.

"Limited Partner" means each of Ashland and Tecpro Holding Corporation, and/or any other person that becomes a substituted Limited Partner as provided in the Partnership Agreement.  "Limited Partners" means all such persons.

"Local Contribution and Sale Agreement" has the meaning given to it in the Master Contribution and Sale Agreement.

"LP Interest" means the LP Interest issued and held by a Limited Partner as set forth in the Partnership Agreement, which LP Interest includes, without limitation, all rights and interests of the Limited Partners to cash distributions made pursuant to the Partnership Agreement.

"Master Contribution and Sale Agreement" means the master contribution and sale agreement between SC and Ashland, dated July 14, 2010, deed no 1543/2010 Notary Public Prof. Dr. Dieter Mayer, Munich, a certified copy of it was available during the notarization.

"Master Formation Agreement" means the formation agreement by and among SC and Ashland, dated July 14, 2010.

"Net Debt" means the net debt to be determined in accordance with the calculation attached hereto as Exhibit 1-1 .

"Net Debt Level" has the meaning given to it in Section 9.1(a).

"Parties" means, collectively, SC, SC Finance, Ashland and AIHI, and "Party" shall mean any of them.

"Partners" means the General Partner and all Limited Partners, where no distinction is required by the context in which the term is used in this Agreement.  "Partner" means any one of the Partners.

"Subsidiary" means any person that is directly or indirectly controlled by ASK Chemicals (where, for the purposes of this definition, "control" means the power to direct the management or policies of a person, directly or indirectly, whether through ownership of voting securities or ownership interests, by contract or otherwise, provided that the direct or indirect ownership of fifty per cent (50%) or more of the voting share capital of a person is deemed to constitute control of such person, and "controlling" and "controlled" have corresponding meanings); for the purposes of this Agreement, USLP and its Subsidiaries (if any) shall be deemed to be a Subsidiary of ASK;

"Third Party" or "third party" means a person that is not a Party to this Agreement or an Affiliate of such a Party.

"Transfer" in relation to a Share and, for purposes of Articles XI and XVII, a limited partnership interest in USLP, means: (i) any direct or indirect sale, conveyance, assignment, gift or transfer; (ii) creating or permitting to subsist any pledge, charge, mortgage, lien or other security interest or encumbrance; (iii) creating any trust or conferring any interest; (iv) any agreement, arrangement or understanding in respect of votes or the right to receive dividends or other distributions; (v) any renunciation or assignment of any right to subscribe for or receive a Share or any legal or beneficial interest in a Share; (vi) any agreement to do any of the above, except an agreement to transfer Shares which is conditional on compliance with the terms of this Agreement; (vii) the transmission by operation of Applicable Laws; and (viii) any transaction which has an analogous economic effect to the foregoing.

"USLP" means ASK Chemicals L.P., a limited partnership formed under the laws of the State of Delaware and with its registered office at 1209 Orange Street, Wilmington, DE 19801, USA.

ARTICLE II

GENERAL PROVISIONS

Section 2.1                      Shareholders' Agreement for ASK Chemicals. This Agreement sets forth the corporate governance principles of ASK Chemicals and the relationship between SC and Ashland (and their Affiliates, as the case may be) with respect to ASK Chemicals.

Section 2.2                      Undertaking of Due Performance of Affiliates. If and to the extent an Affiliate of SC and/or Ashland is a shareholder of ASK Chemicals, SC, with respect to its Affiliates, and Ashland, with respect to its Affiliates, shall procure, and be responsible to the other, that any such Affiliate exercise its rights and perform its obligations as a shareholder of ASK Chemicals in accordance with this Agreement, as if such Affiliate were SC (if an Affiliate of SC) or Ashland (if an Affiliate of Ashland) and bound by this Agreement accordingly.

Section 2.3                      Affiliate Adherence. SC Finance agrees and acknowledges that if and to the extent an obligation of SC hereunder can be performed by SC Finance as direct shareholder of ASK Chemicals, SC Finance shall be obliged to perform such obligation as if it was an obligation of SC Finance. AIHI agrees and acknowledges if and to the extent an obligation of Ashland hereunder can be performed by AIHI as direct shareholder of ASK Chemicals, AIHI shall be obliged to perform such obligation as if it was an obligation of AIHI.

Section 2.4                      Powers of Attorney.

(a)         SC Finance hereby grants an irrevocable power of attorney to SC to represent SC Finance in any respect regarding (i) the entering into, amendment and/or termination of this Agreement, and (ii) the holding and administration of SC Finance's participation in ASK Chemicals (including by exercising all kind of shareholder's voting rights in any shareholders' resolutions of ASK Chemicals, including, without limitation, resolutions (x) provided for in this Agreement, and (y) regarding any amendments of the Articles of Association). SC is in particular authorized to grant and receive waivers, declaration of consents and notices of any kind on behalf of SC Finance; therefore, any notices, invitations, etc. to SC Finance shall be deemed to have been received by SC Finance if they have been received by SC at the address set forth in Section 16.1(b). SC is authorized to represent SC Finance generally within the scope of this power of attorney and in case of doubt; this power of attorney shall be interpreted extensively to realize the purpose of its granting. SC is expressly exempted from the restriction imposed by Section 181 German Civil Code (BGB).

(b)         AIHI hereby grants an irrevocable power of attorney to Ashland to represent AIHI in any respect regarding (i) the entering into, amendment and/or termination of this Agreement, and (ii) the holding and administration of AIHI's participation in ASK Chemicals (including by exercising all kind of shareholder's voting rights in any shareholders' resolutions of ASK Chemicals, including, without limitation, resolutions (x) provided for in this Agreement, and (y) regarding any amendments of the Articles of Association). Ashland is in particular authorized to grant and receive waivers, declaration of consents and notices of any kind on behalf of AIHI; therefore, any notices, invitations, etc. to AIHI shall be deemed to have been received by AIHI if they have been received by Ashland at the address set forth in Section 16.1(a). Ashland is authorized to represent AIHI generally within the scope of this power of attorney and in case of doubt, this power of attorney shall be interpreted extensively to realize the purpose of its granting. Ashland is expressly exempted from the restriction imposed by Section 181 German Civil Code (BGB).

Section 2.5                      Block Voting. Ashland and its Affiliates shall be obliged to cast their Voting Rights in ASK Chemicals as a block and SC and its Affiliates shall be obliged to cast their Voting Rights in ASK Chemicals as a block (in each case referred to as the "Block Voting").

Section 2.6                      Applicable Law. All terms and provisions of this Agreement and all rights and obligations of the Parties hereunder shall be subject to Applicable Law.

ARTICLE III

ORGANIZATION

Section 3.1                      Legal Form. ASK Chemicals is and shall remain a limited liability company (Gesellschaft mit beschränkter Haftung; GmbH) incorporated and existing under the laws of the Federal Republic of Germany and registered with the commercial register of the local court of Düsseldorf under HRB 44968.

Section 3.2                      Articles of Association. The Parties undertake to hold a shareholders' meeting of ASK Chemicals immediately upon execution of this Agreement and resolve the replacement of the current articles of association of ASK Chemicals by the articles attached hereto as Exhibit 3.2 (the "Articles of Association") which include, among others, the new name of ASK Chemicals (i.e., ASK Chemicals GmbH) and its financial year (i.e., calendar year) (the "Financial Year"). If any provisions of the Articles of Association at any time conflict with any provisions of this Agreement, the provisions of this Agreement shall, as far as legally permitted, prevail, and the Parties shall exercise all powers and rights pertaining to them, including but not limited to their Voting Rights, to procure the amendment of the Articles of Association to the extent necessary to permit ASK Chemicals and its affairs to be administered as provided for in this Agreement.

Section 3.3                      Performance by Subsidiaries. ASK Chemicals shall (and SC and Ashland shall exercise all powers and Voting Rights to) procure that (i) any person (including, without limitation any company, partnership, corporation or other legal entity) which is or becomes a Subsidiary at any time after the date of this Agreement shall act in accordance with and comply with the same principles as set forth for ASK Chemicals hereunder, provided that any global decisions for the Group shall be made at the level of ASK Chemicals, and (ii) to the extent legally permissible under Applicable Law, any corporate or other organizational documents of such Subsidiaries shall be amended to the extent such amendment may be required to achieve compliance with the foregoing provision (i).

Section 3.4                      Tax Elections. The Parties undertake to procure that ASK Chemicals shall not elect to be treated as a partnership for U.S. federal income tax purposes.

ARTICLE IV

SHARE CAPITAL AND SHAREHOLDINGS

Section 4.1                      Share Capital. The issued capital of ASK Chemicals shall be increased or contributions into the capital reserves shall be made in accordance with the provisions set forth in the Master Contribution and Sales Agreement (each share in ASK Chemicals a "Share" and collectively the "Shares").

Section 4.2                      Shareholding. The Shares in ASK Chemicals shall be held by SC and SC Finance and AIHI, as follows:

(a)         SC and SC Finance together shall hold 50% of the Shares; and

(b)         AIHI shall hold the remaining 50% of the Shares.

ARTICLE V

CORPORATE BODIES

Section 5.1                      Corporate Bodies.

(a)           Shareholders' Meeting. ASK Chemicals shall have a shareholders' meeting (the "Shareholders' Meeting") which shall consist of the shareholders of ASK Chemicals and is further described in ARTICLE VI below.

(b)         Supervisory Board. ASK Chemicals shall have a voluntary supervisory board (fakultativer Aufsichtsrat) (the "Supervisory Board") which shall be comprised of natural persons (the "Supervisory Board Members") and is further described in ARTICLE VII below.

(c)         Management Board. ASK Chemicals shall have a board of executive officers (Geschäftsführer) (the "Management Board") which shall be comprised of natural persons and is further described in ARTICLE VIII below.

(d)         If Applicable Law requires the representation of employees in the Corporate Bodies, the Parties shall amend or replace the provisions of this Agreements or any Exhibits hereof or take such other measures as appropriate, to reflect the Parties intention as stipulated herein, in particular to ensure that the balance of respective powers as set forth hereunder stays to the greatest extent possible unaltered.

ARTICLE VI
SHAREHOLDERS' MEETING

Section 6.1                      Shareholders' Meeting. Each shareholder shall, subject to the requirement of Block Voting, be entitled to one vote per Share (or fraction thereof, as specified in the Articles of Association) held by such shareholder (the "Voting Rights"). The Voting Rights shall be exercised in the relevant Shareholders' Meeting by one or more representatives designated by each shareholder (each, a "Shareholder Representative"). The shareholders shall authorize their respective Shareholder Representatives by a written power of attorney.

Section 6.2                      Powers and Duties. The Shareholders' Meeting shall have the exclusive power and duty to resolve any of the actions listed on Exhibit 6.2 (the "Exclusive Shareholders Actions"). Resolutions on Exclusive Shareholders Actions shall require unanimous vote by all shareholders present or duly represented in a Shareholders’ Meeting having a quorum.

Section 6.3                      Meetings of the Shareholders.  The Shareholders' Meeting shall be held at least once per year, within four (4) months after the end of each Financial Year. The Shareholders' Meeting shall be held in Hilden, Germany unless otherwise agreed between SC and Ashland. Each shareholder of ASK Chemicals shall have the right to request each member of the Management Board to call subject to the notice requirements set forth herein an extraordinary Shareholders' Meeting of ASK Chemicals at any time. Prior notice for any Shareholders' Meeting shall be mailed to (a) each Party, addressed to the address of the Party (in accordance with Section 16.1) at such place by personal delivery, electronic mail or telefax and (b) each Supervisory Board Member by electronic mail to such electronic mail address notified in accordance with Section 7.4. Each such notice must be sent to the relevant address of the respective Party and the relevant electronic mail address of the relevant Supervisory Board Member at least thirty (30) calendar days (in case of an ordinary meeting) and fourteen (14)

calendar days (in case of an extraordinary meeting) before the date on which the respective meeting is to be held. Each such notice shall state the time and place of the meeting and provide for a reasonable detailed agenda. Materials appropriately explaining and providing background information on, the agenda items of the Shareholders' Meeting shall be circulated to each Party at least five (5) Business Days ahead of the meeting.

(a)         Quorum. The presence of 100% of the Voting Rights will constitute a quorum for transaction of business at any Shareholders' Meeting. If less than a quorum is present at a meeting, the Shareholder Representatives present at such meeting shall adjourn the meeting by simple majority and give notice (with a notice period of fourteen (14) calendar days) thereof to all relevant shareholders of ASK Chemicals. At the adjourned meeting, the presence of at least 50% of the Voting Rights will constitute a quorum.

(b)         Voting. In the Shareholders' Meeting the Shareholders shall act by way of resolutions (each a "Shareholders' Resolution"). All Shareholders' Resolutions shall require the majority of the Voting Rights present in the respective Shareholders' Meeting, unless expressly otherwise stated herein.

(c)         Rules and Regulations. The shareholders of ASK Chemicals may establish such rules and regulations for the conduct of the respective Shareholders' Meetings as they deem necessary or advisable, except insofar as any such rules and regulations would be inconsistent with the provisions of Applicable Law, the relevant Articles of Association or this Agreement.

(d)         Written consent. Any action required or permitted to be taken at a Shareholders' Meeting may be taken without a meeting if consent in writing, setting forth the actions so taken, shall be signed by all of the relevant shareholders of ASK Chemicals entitled to vote with respect to the subject matter.

(e)         Participation of Auditor. Each shareholder of ASK Chemicals shall have the right to request the participation of the relevant auditor of ASK Chemicals in the Shareholders' Meeting which approves the annual financial statements.

(f)         Minutes. Insofar as Shareholders' Resolutions do not require notarization, each Shareholders' Resolution shall be set forth in written minutes without undue delay. All minutes shall contain the date and the form of the resolution, the content of the resolution and the votes made thereon. Furthermore, the minutes shall contain a summary of the discussions on the various agenda items. The minutes shall be signed by such number of Management Board members as required for representation purposes. Minutes of resolutions made at the Shareholders' Meeting shall also be signed by the chairman of the Shareholders' Meeting. Minutes shall be sent in copy without delay to each shareholder. The minutes shall serve as evidence and shall not constitute the Shareholders' Resolution.

(g)         Objections. Objections to Shareholders' Resolutions by institution of a legal action shall only be allowed if made within a time period of one month after receipt of the copy of the respective minutes. Sections 241 seq. of the German Stock Corporation Law shall apply for the challenge of a resolution.

ARTICLE VII

SUPERVISORY BOARD

Section 7.1                      Members. The Supervisory Board shall consist of five (5) members, three (3) of whom shall be appointed by the Shareholders' Meeting pursuant to a nomination by SC (the "SC Supervisory Board Members") and two (2) of whom shall be appointed by the Shareholders' Meeting pursuant to nomination by Ashland (the "Ashland Supervisory Board Members"). Any SC Supervisory Board Member shall be removed by the Shareholders' Meeting pursuant to a respective request by SC, and any Ashland Supervisory Board Member shall be removed by the Shareholders' Meeting pursuant to a respective request by Ashland. Any vacancy on the Supervisory Board shall be filled pursuant to a nomination by SC, if the vacancy shall be in respect of a SC Supervisory Board Member, or pursuant to a nomination by Ashland, if the vacancy shall be in respect of an Ashland Supervisory Board Member. SC and Ashland shall notify each other of their respective nominations for appointment or requests for removal of Supervisory Board Members as provided in this Section 7.1. The shareholders shall pass all necessary resolutions required to implement a nomination for appointment or request for removal in accordance with this Section 7.1 in a Shareholders' Meeting or by way of written consent. SC undertakes to vote in accordance with the nomination or request, as the case may be, of Ashland, and Ashland undertakes to vote in accordance with the nomination or request, as the case may be, of SC. The initial Supervisory Board shall consist of the members as set forth in Exhibit 7.1.

Section 7.2                      Chairman of the Supervisory Board. The chairman of the Supervisory Board (the "Chairman") shall be one of the SC Supervisory Board Members and designated by SC.  The Chairman shall have the right to nominate a secretary (who shall have the right to participate in all meetings of the Supervisory Board). The Chairman shall preside at all meetings of the Supervisory Board and shall have such other powers and duties as from time to time may be assigned to him or her by unanimous decision of the Supervisory Board.

Section 7.3                      Powers and Duties. Subject to the provisions of this Agreement, the Supervisory Board shall have the power and duty to supervise the Management Board and the management of any Subsidiary, including, inter alia, to resolve any action submitted to it by the Management Board for the approval of the Supervisory Board. Furthermore, the Supervisory Board shall have the right and – upon request of any of its members – the obligation to review the books, records, documents, systems and data of any and all Group Companies and to retain, at the cost of the Party who appointed the requesting Supervisory Board Member, external expert counsel for such review. Section 52 para. 1 of the German Limited Liability Act (GmbH-Gesetz; GmbHG) and the provisions of the German Stock Corporation Act (Aktiengesetz; AktG) referred to therein shall, except where expressly stated otherwise in this Agreement, not apply.

Section 7.4                      Meetings of the Supervisory Board.  Regular meetings of the Supervisory Board shall be held at a frequency, but not less often than twice per calendar year, and, at such time as shall from time to time be determined by the Supervisory Board; if the Supervisory Board at any time is unable to agree or has not agreed on a place and a time of its meeting, the place of the meeting shall be Hilden, Germany, and the time of the meeting shall be determined by the Chairman. Special meetings of the Supervisory Board may be called by or at the request of any Supervisory Board Member. Notice of each Supervisory Board meeting shall be mailed by electronic mail to such electronic mail address notified by the relevant Supervisory Board Member in writing to the Chairman of the Supervisory Board, the CEO and to each of the Parties (to the addresses stated in Section 16.1 or to such other address as notified from time to time in accordance with Sections Section 16.1 and Section 16.2); provided that, for as long as a Supervisory Board Member fails to so notify its electronic mail address any notification obligation vis-à-vis such Supervisory Board Member that may occur from time to time under this Agreement may be satisfied by sending written notice to the Party who appointed such Supervisory Board Member at the address stated in Section 16.1 or to such other address as notified from time to time in accordance with Sections Section 16.1 and Section 16.2. Each such notice must be sent to the relevant electronic mail address of the respective Supervisory Board Member at least thirty (30) calendar days (in case of an ordinary meeting) and fourteen (14) calendar days (in case of an extraordinary meeting) before the date on which the respective meeting is to be held. Each such notice shall state the time and place of the meeting and the purpose thereof. Materials appropriately explaining, and providing background information on, the agenda items of a Supervisory Board meeting shall be sent to all Supervisory Board at least three (3) Business Days ahead of the meeting (receipt by the Supervisory Board members).Any Supervisory Board Member who is present (in person or by proxy) at a meeting shall be conclusively presumed to have waived notice of such meeting except when such Supervisory Board Member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not properly called or convened.

(a)         Quorum. A number of four (4) Supervisory Board Members present (in person or by proxy) will constitute a quorum for transaction of business at any meeting of the Supervisory Board. If less than a quorum is present at a meeting, the Supervisory Board Members present (in person or by proxy) at such meeting shall adjourn the meeting by simple majority and give notice thereof to all Supervisory Board Members in accordance with the notice provision set forth above, provided that such notice must be given at least fourteen (14) calendar days before the date on which the adjourned meeting is held. At the adjourned meeting the presence of one (1) Supervisory Board Member will constitute a quorum for transaction of business at such adjourned meeting of the Supervisory Board.

(b)         Meetings by telephone. Any one or more Supervisory Board Members may participate in and vote at Supervisory Board meetings by means of a conference telephone call which allows all persons participating in the meeting to hear each other. Any Supervisory Board Member so participating in a Supervisory Board meeting shall be deemed to be present in person and shall count towards the quorum. Any resolution taken by the Supervisory Board with any one or more Supervisory Board Member so participating shall only become valid and binding if the wording of the relevant resolution has been sent by the Chairman by electronic mail to the Supervisory Board Members who participated by telephone and all such Supervisory Board Members confirmed vis-à-vis the Chairman by electronic mail that they agree to the wording of the relevant resolution.

(c)         Voting. Each Supervisory Board Member (whether present in person or by proxy) shall be entitled to one vote. All decisions of the Supervisory Board shall be taken by a majority of votes of the Supervisory Board Members participating (in person or by proxy) in the meeting, except with respect to any of the actions listed on Exhibit 7.4(c) which shall require a unanimous decision.

(d)         Proxy. Each SC Supervisory Board Member shall have the right to grant a proxy to authorize any of the other SC Supervisory Board Members to represent him or her (including by exercising voting rights) in any meeting of the Supervisory Board, and each Ashland Supervisory Board Member shall have the right to grant a proxy to authorize any of the other Ashland Supervisory Board Members to represent him or her (including by exercising voting rights) in any meeting of the Supervisory Board.

(e)         Minutes. Full minutes of every Supervisory Board meeting in English shall be prepared and kept by the Chairman or its secretary (provided however, that the Chairman shall at all times be responsible for the content of the minutes) and shall be circulated without undue delay after the relevant meeting to each Supervisory Board Member for approval. The minutes shall be deemed to have been approved by the Supervisory Board Members unless notice of an objection is given to the Chairman within ten (10) Business Days after the date on which the minutes were received by the respective Supervisory Board Member, provided however, for the avoidance of doubt, that any such objection does not void the underlying resolution if it has been taken in accordance with the provisions of Section 7.4. If a notice of objection is served, the Chairman shall immediately after the expiration of the ten days objection period circulate the objected minutes to each Supervisory Board Member identifying the objected items thereof which shall be recirculated for approval to the members of the Supervisory Board without undue delay.  Any items of the minutes which have not been objected shall be deemed to have been approved.

(f)         Observation Right of Management Board. Each member of the Management Board shall have the right to participate in each meeting of the Supervisory Board as observers (with no voting rights), provided however, that each Supervisory Board Member may object such participation at any time from time to time and upon such objection, the relevant member of the Management Board shall not be entitled to participate in such meeting.

(g)         Participation of Experts. External experts may participate in meetings of the Supervisory Board at the request of a Supervisory Board Member, provided however, that all other Supervisory Board Members have granted their consent to such participation no later than at the beginning of the meeting.

(h)         Written consent. Any action required or permitted to be taken at a meeting of the Supervisory Board may be taken without a meeting if consent in writing, setting forth the actions so taken, shall be signed by all of the relevant Supervisory Board Members entitled (i.e., not conflicted) to vote with respect to the subject matter.

(i)         Conflicts. A member of the Supervisory Board shall not be entitled to vote in case of a personal conflict of interests ("Personal Conflict"), and such member of the Supervisory Board shall have the obligation to disclose such Personal Conflict to all other members of the Supervisory Board. In such case of a Personal Conflict the so conflicted member of the Supervisory Board shall be entitled to grant a power of attorney to another board member (without specific substitution) which shall be entitled to vote in his or her own discretion. Subject to Section 8.4(b) last sentence, the transaction of business between any Group Company on the one hand and Ashland or SC (or any of their respective Affiliates) on the other hand does not constitute a Personal Conflict of the Supervisory Board members nominated by Ashland or, as the case may be, SC.

ARTICLE VIII

MANAGEMENT BOARD

Section 8.1                      Members. The Management Board shall consist of at least two members, i.e. a chief executive officer (the "CEO") and a chief financial officer (the "CFO"). The members of the Management Board shall be responsible solely to the Group and shall run the Business of ASK Chemicals with the care of a prudent business man in accordance with Applicable Law (including, but not limited to Section 43 of the German Limited Liability Act), the Articles of Association, the rules of procedure of the Management Board, if any, and their respective service agreement. All members of the Management Board shall be appointed by the Shareholders' Meeting pursuant to a nomination by SC. Any member of the Management Board shall be removed by the Shareholders' Meeting pursuant to a respective request by SC. SC shall notify Ashland of its respective nominations for appointment or requests for removal of Management Board members as provided in this Section 8.1. The shareholders shall pass all necessary resolutions required to implement a nomination for appointment or request for removal in accordance with this Section 8.1 in a Shareholders' Meeting or by way of written consent. Ashland undertakes to vote in accordance with the nomination or request, as the case may be, of SC. The initial Management Board shall consist of the members as set forth in Exhibit 8.1.

Section 8.2                      Powers and Duties. Subject to the provisions of this Agreement and except as otherwise required by Applicable Law, the Management Board shall (i) conduct the day-to-day operations of ASK Chemicals and its Subsidiaries in accordance with the Global Business Plan, the Global Annual Budget and the Articles of Association, and (ii) notwithstanding the Management Board's legally unlimited authority to bind ASK Chemicals towards third parties, observe the general and individual instructions which may be issued by the Shareholders' Meeting from time to time. The Management Board shall have the obligation to report to the Supervisory Board in accordance with the matters set forth in Exhibit 8.2.

Section 8.3                      Major Decisions. Any of the (i) actions listed on Exhibit 7.4(c) and Exhibit 8.3 may not be taken by the Management Board without the prior approval by the Supervisory Board, and (ii) Exclusive Shareholders Actions (as defined in Section 6.2 above) may not be taken by the Management Board without the prior approval by the Shareholders' Meeting (the actions in (i) and (ii) collectively the "Major Decisions").

Section 8.4                      Assertion of Claims under Master Contribution and Sale Agreement.

(a)         The Management Board shall have the obligation to immediately and fully inform all members of the Supervisory Board of any and all facts, matters, events, circumstances and / or developments which are reasonably likely to result in a Group

Company having claims (the "Claim") under the Master Contribution and Sale Agreement or Local Contribution and Sale Agreement against Ashland or, as the case may be, SC. In pursuing Claims, the Management Board shall act in good faith and shall treat Ashland and SC fairly and equitably (including decisions with respect to whether to pursue a Claim and the pursuit of such Claim) with respect to all such Claims.

(b)         The Management Board shall require prior approval from the Supervisory Board or the Shareholders' Meeting, as the case may be, to pursue such Claims. The shareholder or, as the case may be, the members of the Supervisory Board nominated by the shareholder against whom a Claim or Claims are to be brought shall be entitled to participate in any discussion and deliberation with respect to such Claim or Claims, but shall not be entitled to vote on whether or not such Claim or Claims shall actually be pursued.

Section 8.5                      Additional Management Personnel. In addition to the members of the Management Board, SC shall be entitled to approve and/or nominate such members' direct reports. The initial senior management team shall consist of the members as set forth in Exhibit 8.5 .

ARTICLE IX

FINANCIAL MATTERS

Section 9.1                      Debt Financing

(a)         Debt Level. The Parties agree that the level of Net Debt financing of the Group may be up to 2.5 times EBITDA (the "Initial Net Debt Level"); provided however, that in determining the Initial Net Debt Level, the Parties will take into account various factors such as interest rates, covenants and required security to ensure that the Group is appropriately financed. The Initial Net Debt Level shall be reviewed by the Supervisory Board annually or at such other times as the Supervisory Board Members deem appropriate and adjusted according to operational requirements of the Group and market conditions (such adjusted Initial Net Debt Level and the Initial Net Debt Level, collectively, the "Debt Level").

(b)         Stand Alone Financing. Notwithstanding Section 9.1(d) below, neither the Parties nor any of their Affiliates shall be obliged to contribute to the financial requirements of the Group at any time, whether by way of subscription for further shares or by way of loans or subscription for loan notes, or to provide any other form of financial facility nor to provide any Guarantees or other security in respect of the obligations of the Group; provided that, nothing contained herein shall be deemed to prevent a Party or its respective Affiliates, from pledging the Shares as security for any Group financing (the "Group Financing Pledges").

(c)         Additional Debt Financing. The Parties agree that if the Group requires funds which would cause the level of Net Debt financing of the Group to exceed the Debt Level (the "Exceeding Financing") then it may raise additional Net Debt financing from third parties on the most favorable terms available as to interest, fees, repayment and security compatible with its needs, but no third party creditor shall have any right to participate in the share capital of any of the Group Companies or otherwise in the business thereof, provided however, that the Supervisory Board has, as set forth in Exhibit 7.4(c), granted its prior written unanimous approval to the Exceeding Financing.

(d)         Shareholders Financing. SC and/or Ashland (and/or any of their Affiliates) may offer to provide financing to the Group if (i) SC and/or Ashland declares that it has funds available for borrowing to or a Guarantee for the benefit of the Group, (ii) such available financing or such Guarantee, as the case may be, is economically as attractive than third party financing (without such Guarantee), and (iii) approvals that may be required in connection with Major Decisions, if any, have been granted.

Section 9.2                      Dividend Policy

(a)         Profit Distribution Resolution. The Shareholders' Meetings shall resolve the distribution of ASK Chemicals' profit for a Financial Year as soon as practicably possible following the end of each such Financial Year.

(b)         Distribution Policy. The Parties agree that ASK Chemicals shall, to the extent permitted by Applicable Law, make annual dividend distributions of one-third of the net profit (Jahresüberschuss) as defined by IFRS of the respective previous Financial Year (after taking into account debt service; i.e., the payment of interest for and repayment of bank and shareholder loans as per Global Annual Budget and in the absence of such Global Annual Budget as per Global Business Plan and restrictions imposed by lenders, taxes, working capital requirements and projected capital expenditures (as defined in the Global Annual Budget and in the absence of such Global Annual Budget in the Global Business Plan) of the Group of such Financial Year), provided however, that such annual dividend distributions shall in no event exceed the net profit as calculated in accordance with the German commercial code (Handelsgesetzbuch) (the "Distributions").  Unless consented to in writing by the Party against whom the Claim has been made, ASK Chemicals may not withhold any amount forming part of a Distribution as offset against such Claim.

(c)         Dividend Policy Subsidiaries. The Parties agree that the Subsidiaries shall make annual distributions to the largest extent possible under Applicable Law but taking into account reasonable considerations with respect to the relevant Subsidiary’s equity quota.

Section 9.3                      Financial Information

(a)         Each of the Group Companies shall:

(i)       at all times maintain accurate and complete accounting and other financial records in accordance with Applicable Laws and IFRS and shall ensure that those books and records comprise in all material respects complete and accurate records of all information required to be recorded;

(ii)       prepare accurate and complete (including a balance sheet, profit and loss accounts, cash flow reports) monthly and quarterly financial reports (the

"Periodic Financial Reports") and annual financial statements (the "Annual Financial Statements") in accordance with IFRS;

(iii)       establish, maintain and duly administer an internal control system comprising policies, processes and such other features as are necessary or advisable to ensure:

(1)         all Group Companies' effective and efficient operation by enabling it to manage significant business, operational, financial, compliance and other risks;

(2)         the quality of all Group Companies' internal and external reporting; and

(3)         compliance by all Group Companies with all Applicable Laws;

(iv)       furnish all Periodic Financial Reports to each of SC and Ashland no later than on the last day of the respective following calendar month;

(v)       furnish all Annual Financial Statements of a specific Financial Year to each of SC and Ashland no later than ninety (90) calendar days following the end of such Financial Year.

(b)         ASK Chemicals shall also prepare, and submit to each of SC and Ashland, consolidated Annual Financial Statements of a specific Financial Year in accordance with IFRS no later than ninety (90) calendar days following the end of such Financial Year. Such consolidated Annual Financial Statements shall be audited by Ernst & Young. Furthermore, ASK Chemicals shall, once the appropriate systems have been installed, prepare, and submit to each of SC and Ashland, monthly and quarterly financial reports on a consolidated basis for the Group. The Parties shall procure that the Group Companies use commercially reasonable endeavors to ensure that the appropriate systems be implemented as soon as possible.

Section 9.4                      Global Business Plan

(a)         Initial Global Business Plan, Initial Global Budget. Attached as Exhibit 9.4(a) is the Initial Global Business Plan specifying as guideline important forecast items for the first four (4) years of the establishment of the Group including projections on capital investments. The Initial Global Business Plan shall include, as an appendix to it, the global annual budget (including balance sheet, profit and loss statement, cash-flow and capital expenditure plans) for the first year of the establishment of the Group (the "Initial Global Annual Budget").

(b)         Global Business Plan, Global Budget. After expiration of the first Financial Year, the following shall apply:

(i)       In the fourth quarter of every subsequent Financial Year, the Management Board shall prepare an updated global business plan based on the previous

Financial Year's global business plan for the subsequent period of three (3) Financial Years and based in form and structure on the previous Global Business Plan and deliver it to the Supervisory Board for approval (as so approved by the Supervisory Board, the "Subsequent Global Business Plan"; the Initial Global Business Plan and each Subsequent Global Business Plan also the "Global Business Plan").

(ii)       Concurrently with the relevant Subsequent Global Business Plan, the Management Board shall prepare an annual budget (including balance sheet, profit and loss statement, cash-flow and capital expenditure plans) for the upcoming Financial Year based on the previous annual budget and based in form and structure on the previous Global Annual Budget and deliver it to the Supervisory Board for approval (as approved by the Supervisory Board, the "Subsequent Global Annual Budget"); the Initial Global Annual Budget and the Subsequent Global Annual Budget also the "Global Annual Budget").

(c)         Absence of Approval. If at the beginning of any Financial Year, the adjusted Global Business Plan or the adjusted Global Annual Budget proposed by the Management Board for such Financial Year shall not have been approved by the Supervisory Board, then the Global Business Plan previously approved by the Supervisory Board shall remain in effect, provided, however, that any effect resulting from Major Projects approved since the date of the previously approved Global Business Plan shall be added to all line items in the Global Business Plan in each individual year until a new Global Business Plan has been agreed upon by the Supervisory Board, and the Management Board shall have the right to form its global annual business plan and global annual budget based thereon with minimal deviations therefrom.

Section 9.5                      Consolidation. The governance of ASK Chemicals has been structured such that SC consolidates ASK Chemicals proportionally. In case the IFRS consolidation rules change in a way that such proportional consolidation by SC is no longer possible, Ashland will use reasonable efforts to support SC's intent to fully consolidate ASK Chemicals from then onwards; provided however, in no event shall Ashland be required to relinquish its rights with respect to Exclusive Shareholder Actions or those matters specified as requiring a unanimous decision of Supervisory Board under Exhibit 7.4(c).

Section 9.6                      Allowed Capital Expenditures' Level. The range for the allowed capital expenditures level for the Group shall amount to (i) 4% of the projected annual revenues of the Group as set forth in the Global Business Plan for each of ASK Chemicals' Financial Year until December 31, 2012, and (ii) 2.5% to 3.5% of the projected annual revenues for the Group as set forth in the Global Business Plan each of ASK Chemicals' Financial Year after December 31, 2012.

ARTICLE X

COMPLIANCE SYSTEM

Section 10.1                      Compliance System. The Parties shall procure that the Group Companies, as soon as reasonably practical following Closing, establish, enforce and improve, a compliance program, a compliance organization and a remediation program at the Group Companies which ensures the conformity of the Group Companies' activities with all Applicable Laws (including Anti-Corruption Laws and anti-trust laws).

ARTICLE XI

TRANSFER OF SHARES

Section 11.1                      General. No shareholder may Transfer any of its Shares (for purposes of this Article XI, all references to the term "Shares" shall be deemed to include LP Interests in USLP) otherwise than in accordance with this ARTICLE XI. Any Transfer in accordance with this ARTICLE XI, except for Group Financing Pledges and Transfers in accordance with Section 11.2 below, shall always comprise all Shares held by SC (and any of its Affiliates) or Ashland (and any of its Affiliates) (as the case may be), unless SC and Ashland agree otherwise.

Section 11.2                      Transfer to Subsidiaries. Any shareholder may at any time Transfer its Shares to SC or a wholly owned subsidiary of SC (if the shareholder is SC or any of its Affiliates) or to Ashland or a wholly owned subsidiary of Ashland (if the shareholder is Ashland or any of its Affiliates) (each, a "Permitted Transferee") provided, however, that if such Permitted Transferee ceases to be an subsidiary of SC or Ashland (as the case may be), then such Permitted Transferee shall immediately prior to the time at which it ceases to be a subsidiary, transfer, free and clear of any encumbrances or third party rights of whatever kind (except as provided by the Articles of Association) all Shares held by it (i) if Permitted Transferee is a subsidiary of SC, to SC or any of SC's (other) wholly owned subsidiaries designated by SC, and SC shall ensure and be responsible for such timely Transfer, (ii) if Permitted Transferee is a subsidiary of Ashland, to Ashland or any of Ashland's (other) wholly owned subsidiaries designated by Ashland, and Ashland shall ensure and be responsible for such timely Transfer.

Section 11.3                      Offer for Transfer (General Procedure). The Parties acknowledge and confirm that they intend to remain shareholders, directly or indirectly, of ASK Chemicals for a minimum period of four (4) years following Closing. Nonetheless, either Party may, at any time following Closing, make a binding offer to the other to acquire the Shares held by such other Party (and its Affiliates). The Party receiving such offer shall inform the offering Party of its decision of whether it accepts or rejects the offer in writing within thirty (30) days from receipt of the offer. For the avoidance of doubt, if the Party receiving such offer rejects the offer, the requesting Party shall, subject to the remaining provisions of this ARTICLE XI, be obliged to remain shareholder, directly or indirectly, of ASK Chemicals.

Section 11.4                      Offer for Transfer (Specific Procedure).

(a)         Ashland shall

(i)       have the right to sell the Shares held by it (and its Affiliates) to SC (or, at the election of SC, to SC's Affiliates) on mutually agreed terms by furnishing a written request to SC (“Request Notice”) from the beginning of the fifth year following Closing; and

(ii)       if Ashland has not delivered a Request Notice by the expiration of the sixth year following Closing, it shall sell the Shares held by it (and its Affiliates) to SC (or, at the election of SC, to SC's Affiliates) on mutually agreed terms upon the expiration of the sixth year following Closing.

(b)         If mutually agreed terms referred to above cannot be reached within sixty (60) days after the receipt of the Request Notice by SC (in the case of Section 11.4(a)(i) above) or after expiration of the sixth year following Closing (in the case of Section 11.4(a)(ii) above) (the "Negotiation Period"), each Party, at its own cost, shall appoint an independent third party appraiser of international reputation, having a global presence and significant experience in valuing businesses in the chemicals industry, within forty-five (45) days after the end of the Negotiation Period to determine the Group Fair Market Value; provided that if one Party fails to appoint an independent third party appraiser within said period, the Group Fair Market Value will be determined by the independent third party appraiser appointed by the other Party whose appraisal shall constitute the final determination of the Group Fair Market Value and shall be binding upon the Parties (and their Affiliates).  Each such independent third party appraiser then will, subject to the further provisions of this Section 11.4(b), determine the fair market value of the Shares (the "Group Fair Market Value") in accordance with the valuation principles set forth in Exhibit 11.4(b).

Each of such appraisers shall submit to the Parties its respective appraisal of the Group Fair Market Value within ninety (90) days after the end of the Negotiation Period. If the discrepancy between the appraised Group Fair Market Values of the appraisals of the two appraisers is not more than 10% of the higher of the two appraisals of Group Fair Market Value, then the final Group Fair Market Value shall be the average of the two appraisals.  If the discrepancy between the Group Fair Market Values of the two appraisals exceeds 10% of the higher appraisal and the Parties do not agree on the settlement of the discrepancy within fifteen (15) days after receipt of the appraisals, then the two appraisers shall select a third appraiser having the credentials set forth above who is qualified to make the Group Fair Market Value determination and has no material relationship with either Party or any of their Affiliates (the "Third Appraiser"), who shall be afforded access to the first two appraisals. Costs for the Third Appraiser shall be borne by Ashland and SC in equal proportions.  The Third Appraiser shall submit to the Parties its appraisal of the Group Fair Market Value (the amount set forth therein as the Group Fair Market Value being hereinafter referred to as the "Third Appraisal Value") within forty-five (45) days of its selection, and upon such submission, the Group Fair Market Value shall be the amount equal to: (A) the sum of (i) the Third Appraisal Value, plus (ii) the Group Fair Market Value set forth in whichever of the two appraisals is closer to the Third Appraisal Value, (B) divided by two, provided that (C) if the Third Appraisal Value is not equal to or between the Group Fair Market Values set forth in the two initial appraisals, the Group Fair Market Value set forth in whichever of the two appraisals is closer to the Third Appraisal Value shall constitute the final determination of the Group Fair Market Value. In the event the Third Appraisal Value is exactly halfway between the Group Fair Market Values set forth in the two initial appraisals, the Third Appraisal Value shall constitute the final determination of the Group Fair Market Value. Each Party shall procure that any appraisers appointed hereunder shall be instructed to determine the Group Fair Market Value in accordance with Exhibit 11.4(b). Furthermore, the Parties will provide, and will cause ASK Chemicals and all other Group Companies to provide, any appraisers appointed hereunder with such financial and other information (including the full set of principles governing the determination of the Group Fair Market Value as agreed between the Parties) concerning the Group as such appraisers may reasonably request.  The Parties will also cause ASK Chemicals (and USLP), to make its management and other personnel and appropriate representatives of its independent public accountants and advisors available to such appraisers for discussions and consultations from time to time as such appraisers may reasonably request in connection with such services.

(c)         Following the determination of the final Group Fair Market Value in accordance with Section 11.4(b) above, SC shall be entitled to acquire and – if SC exercises such right – Ashland shall be required to sell the Shares,  but no Major Project held by Ashland, held by Ashland (and its Affiliates) at their final Group Fair Market Value. If SC, within 15 days following the determination of the final Group Fair Market Value (the "SC Notice Date"), does not notify Ashland in writing that it is willing to so acquire the Shares held by Ashland (and its Affiliates), Ashland shall be entitled to acquire and – if Ashland exercises such right – SC shall be required to sell the Shares, but no Major Project held by SC, held by SC (and its Affiliates) at their final Group Fair Market Value. If Ashland, within 15 days following the SC Notice Date (the "Ashland Notice Date"), does not notify SC that it is willing to so acquire the Shares held by SC (and its Affiliates), an auction shall be initiated for the purpose of selling all Shares (the "Auction") in accordance with Section 11.4(e) below.

(d)         If SC notifies Ashland of its intent to acquire the Shares held by Ashland in accordance with Section 11.4(c) above prior to the SC Notice Date, the Parties shall thereafter negotiate in good faith to reach a definitive agreement for the purchase by SC of said Ashland Shares and if no such Agreement is reached within forty-five (45) days of the SC Notice Date, the Parties shall be obliged to enter into a binding agreement in accordance with the terms of the sample share purchase and transfer agreement attached hereto as Exhibit 11.4(d) (“SPA”) at a purchase price equal to the final Group Fair Market Value of the respective Ashland Shares.  In the event SC has not notified Ashland of its intent to acquire the Shares held by Ashland and Ashland thereafter notifies SC of its intent to acquire the Shares held by SC prior to the Ashland Notice Date, the Parties shall thereafter negotiate in good faith to reach a definitive agreement for the purchase by Ashland of said SC Shares and if no such Agreement is reached within forty-five (45) days of the SC Notice Date, the Parties shall be obliged to enter into a binding agreement in accordance with the terms of the SPA at a purchase price equal to the final Group Fair Market Value of the respective SC Shares.

(e)          The Parties shall jointly implement and control the Auction. The Parties may, upon joint agreement, appoint an investment banking firm (the "Investment Banking Firm") to assist in the Auction.  The Parties will consult with one another in connection with any such appointment and the decision with respect to the choice of Investment Banking Firm shall be taken jointly.  The Parties will provide, and will cause ASK Chemicals to provide, the Investment Banking Firm with such financial and other information concerning the Group and the Major Project as the Investment Banking Firm may reasonably request.  The Parties will also cause ASK Chemicals (and USLP) to make its management and other personnel and appropriate representatives of its independent public accountants and advisors available to the Investment Banking Firm for discussions and consultations from time to time as the Investment Banking Firm may reasonably request.  The fees of such Investment Banking Firm and other advisors, such as attorneys and accountants, retained in connection with the Auction shall be borne equally by the Parties.

(f)         Upon receipt of the bids solicited in connection with the Auction, the Parties' shall promptly enter into negotiations with the bidder offering the highest price for the Shares and shall thereafter proceed to finalize a definitive agreement with respect to the sales of the Shares and, to the extent applicable, in accordance with Section 11.9, the Major Projects to such bidder, or to an alternate bidder, within 90 days following the date on which said bids are received.  If no such definitive agreement is finalized within said 90 day period, the Parties may upon mutual agreement extent the period to complete the sale for an additional 90 days.  The Parties are in agreement, that Section 12.2 of the Master Contribution and Sale Agreement (Survival of Rights and Obligations in case of a Change of Control) shall remain unaffected by the sale and transfer of the Shares to a bidder, unless otherwise agreed between the Parties. In the event that there is no mutual agreement to extend the Auction process as described above, or if upon expiration of any agreed extension period no definitive agreement has been reached with respect to the sale of the Shares, either Party may request dissolution or liquidation of the Group under the Applicable Laws of Germany and the United States. Each Party shall fully cooperate in connection with such dissolution or liquidation, if any, to give effect to the provisions of this ARTICLE XI.

(g)         The rights provided for in this Section 11.4 may not be exercised independently of the rights set forth in Article 9 of the Partnership Agreement and in no event may a Party acquire the Shares under this Section 11.4 without also acquiring the other Party's LP Interests (as defined in Article 1 of the Partnership Agreement) under Article 9 of the Partnership Agreement..

Section 11.5                      Treatment of Asserted Claims

. If the Shares are sold in accordance with Section 11.4 (f) to a third party bidder and said bidder has taken into account in its bid a deduction ("Deduction Amount") from the consideration which it would have otherwise paid for the Shares ("Unadjusted Consideration" ) which is based on facts or assumptions which constitute or would constitute a Claim against a Party ("Responsible Party" ) under Articles VI or XIII of the Master Contribution and Sale Agreement (whether said Claim has been asserted by any of the Group Companies or not) and the Deduction Amount has been agreed between the bidder, on the one hand, and both of Ashland and SC, on the other hand, the non-Responsible Party shall receive an amount equaling 50% of the Unadjusted Consideration and the Responsible Party shall receive an amount equaling 50% of the Unadjusted Consideration minus the Deduction Amount.

Section 11.6                      Assignment of Rights and Obligations under this Agreement.  Subject to this ARTICLE XI, none of the shareholders shall assign or transfer, or purport to assign or transfer all or any of their rights and obligations under this Agreement or the Partnership Agreement to any party.

Section 11.7                     Waiver and cooperation. Each shareholder shall, in accordance with the provisions of the Articles of Association, waive any right of first refusal it may have in relation to the transfer of Shares pursuant to this ARTICLE XI. Each shareholder shall fully cooperate with the other shareholder to give effect to any transfer of Shares allowed under this ARTICLE XI.

Section 11.8                      Continuation of Services after Exits.

In case SC and/or its relevant Affiliates or Ashland and/or its relevant Affiliates cease to be a shareholder of ASK Chemicals and a Limited Partner of USLP (each an "Exiting Party" and the termination of the shareholding the "Exit") such Exiting Party and its Affiliates shall - for a period of one (1) year from the date on which the Exit becomes effective - be prohibited from exercising potential termination rights, other than for cause, they may have under Ancillary Agreements (as defined in the Master Formation Agreement).

Section 11.9                      Sale of Major Projects.

(a)               If a Major Project has not been approved by the Supervisory Board and the Party (and/or its Affiliates) whose Supervisory Board Member consented to the Major Project proceeded with the Major Project on its own behalf (the "Major Project Owner"), is selling its Shares  to a Third Party in accordance with the provisions of this Article XI, such Major Project Owner shall, subject to Section 11.7(b), simultaneously be obliged to sell the relevant Major Project to the Third Party as well, provided however, that the Major Project Owner shall receive the Major Project Fair Market Value as compensation for the sale of the relevant Major Project out of the total aggregate sale proceeds paid by the Third Party for the (i) Major Project Owner's Shares, (ii) other Party's Shares and (iii) Major Project.

(b)             The two independent third party appraisers appointed pursuant to Section 11.4(b) shall be instructed to determine separately from the Group Fair Market Value the fair market value of any Major Project(s) (the "Major Project Fair Market Value") in accordance with Exhibit 11.4(b); the Major Project Owner will provide the independent third party appraisers with such financial and other information concerning the Group as such appraisers may reasonably request in connection with the determination of the Major Project Fair Market Value.

(i)       If the discrepancy between the appraised Major Project Fair Market Values of the appraisals of the two appraisers is not more than 10% for any Major

Project(s), then the Major Project Owner shall be required to include such Major Project(s) in the sale to the Third Party; and,

(ii)       If the discrepancy between the Major Project Fair Market Values of the two appraisals exceeds 10% for any Major Project(s), the Major Project Owner may, but shall not be required to, include such Major Project(s) in the sale to the Third Party.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1                      Dissolution. ASK Chemicals shall be dissolved upon the earliest to occur of the following (each, an "Event of Dissolution"):

(a)         the unanimous resolution of the shareholders to voluntary wind up, liquidate or dissolute or voluntary file for bankruptcy or insolvency;

(b)         if one of the shareholders requests a voluntary wind up, liquidation or dissolution under Section 11.4(f);

(c)         the entry of a decree of judicial dissolution under Applicable Law; or

(d)         the appointment of a trustee, custodian or other similar receiver for ASK Chemicals.

Section 12.2                      Distribution on Dissolution.

(a)         Upon dissolution of ASK Chemicals, no further business shall be conducted except for the taking of such action as shall be necessary for the winding up of the affairs of ASK Chemicals and the distribution of assets pursuant to the provisions of this Section 12.2.

(b)         All assets of ASK Chemicals shall be applied and distributed in the following order:

(i)       first, to the payment and discharge of all of ASK Chemicals'debts and liabilities to creditors, including liabilities to shareholders who are creditors, to the extend permitted by Applicable Law;

(ii)       second, to establish such reserves as the Management Board may deem reasonably necessary for contingent or unforeseen liabilities or obligations of ASK Chemicals; and

(iii)       thereafter, proportionally to the holders of the Shares.

ARTICLE XIII

TERM

Section 13.1                      Term and Termination.

(a)         Upon being duly executed and provided that Closing has occurred, this Agreement shall become effective.

(b)         Subject to Section 13.2 below, this Agreement shall automatically terminate and be of no further force and effect for the future upon the earlier of (i) the transfer of all Shares held, directly or indirectly, by a Party from such Party to the other Party or any designee of the other Party, (ii) the transfer of all Shares by the Parties (and any of their Affiliates) to a third party in accordance with Section 11.4 above, or (iii) the date which is the thirtieth anniversary of this Agreement (but the Parties shall negotiate in good faith on a potential extension of the term of this Agreement).

(c)         SC and Ashland shall have the right to terminate this Agreement by written notice to the respective other Party, if

(i)       with regard to (the assets of) the respective other Party (or any of its Affiliates holding Shares) (i) insolvency or similar proceedings are instituted or the institution of such proceedings is applied for by the respective other Party (or any of its Affiliates holding Shares) or refused for reason of the lack of assets, (ii) a decree of judicial dissolution under Applicable Law is entered, or (iii) a trustee, custodian or other similar receiver is appointed (iv) a filing or similar proceeding under the US Bankruptcy Code is initiated, a plan of liquidation or dissolution is adopted or a receiver or trustee in bankruptcy is appointed;

(ii)       the respective other Party (or any of its Affiliates) breaches  Section 11.1 or Section 14.1 of this Agreement, unless such breach is cured within 30 Business Days after it becomes known to the respective other Party; or

(iii)       the Shares of the respective other Party (or any of its Affiliates) become seized or otherwise subject to any enforcement measure by Third Parties and such measure is not lifted within three (3) months.

(d)         ASK Chemicals shall have the right to redeem the Shares (the "Redemption Right") and purchase the LP Interests in USLP (the "Purchase Right") of (i) SC and its Affiliates if Ashland terminates the Agreement in accordance with Section 13.1(c) above and (ii) Ashland and its Affiliates if SC terminates the Agreement in accordance with Section 13.1(c) above, at eighty-five percent (85%) of the fair market value of the respective Shares and respective LP Interests in USLP to be agreed on between ASK Chemicals and SC (in the case of (i)) and between ASK Chemicals and Ashland (in case of (ii)), respectively. In case ASK Chemicals and SC or Ashland, respectively, cannot agree on the fair market value of the Shares and LP Interests in USLP within sixty (60) days after the shareholders' of ASK Chemicals have resolved the redemption of the relevant Shares in ASK Chemicals in accordance with Section 12.3 of the Articles of Association (the "Redemption Resolution") the fair market value of the

Shares and LP Interests in USLP shall be determined by applying the provisions of Section 11.4(b) mutatis mutandis, provided however, that (i) the opposing parties shall be ASK Chemicals on the one hand and SC and its Affiliates or Ashland and its Affiliates, respectively, on the other hand, and (ii) for the purposes of the separate processes associated with the implementation of the Redemption Right and the Purchase Right the Group Fair Market Value shall be allocated to the Shares and the LP Interests in USLP. ASK may exercise its Purchase Right for the relevant LP Interests in USLP only after Redemption Resolution has been taken. The Parties shall be obliged to undertake (or cause their Affiliates to undertake) all steps required to implement the Purchase Right on terms substantially similar to those as set forth in the SPA attached hereto as Exhibit 11.4(d) to the extent such SPA relates to LP Interests in USLP. The Articles of Association shall provide for the Redemption Right.

Section 13.2                      Survival. In case of a termination of this Agreement, for whatever reason, the provisions contained in ARTICLE XV, ARTICLE XVI and ARTICLE XVII shall survive, provided that in case of a termination of this Agreement in accordance with Section 13.1(c) above Section 13.1(d) shall survive in addition.

ARTICLE XIV

NON-COMPETITION OBLIGATION

Section 14.1                      Scope of Non-Competition Obligation.

(a)         SC and Ashland undertake, and undertake to cause their Affiliates, to not compete, directly or indirectly, with the Foundry Products' Business, except as otherwise contemplated in connection with the Transaction (as defined in the Master Formation Agreement), for as long as they are a Party to this Agreement. Such obligation not to compete shall include, without limitation, that SC and Ashland and their Affiliates shall not:

(i)       serve or, as the case may be, let any of their employees serve with a Competitor (as defined below) as a director or officer, employee, consultant or otherwise;

(ii)       engage, directly or indirectly, in the business of a Competitor or hold, directly or indirectly, an interest in a Competitor, except for shares in publicly listed corporations which represent a capital participation of less than 5%; or

(iii)       influence or attempt to influence any customer, supplier, employee, consultant or other third party maintaining a contractual or other business relationship with any Group Company to terminate or discontinue such contractual or other business relationship or to reduce the volume of goods or services provided thereunder.

For purposes of this Agreement, "Competitor" shall mean any individual person or legal entity which is engaged in the Foundry Products Business at any time during the term of the non-compete obligation.

(b)         The non-compete obligation under Section 14.1(a) above shall survive with respect to SC for a period of two years from the closing date of any sale of the Shares (and interests in USLP) from SC to Ashland in accordance with Section 11, and the non-compete obligation under Section 14.1(a) above shall survive with respect to Ashland for a period of two years from the closing date of any sale of the Shares (and interests in USLP) from Ashland to SC in accordance with Section 11.

(c)         Nothing in this Section 14 shall prevent any of SC, Ashland and/or any of their respective Affiliates from acquiring, directly or indirectly, shares in, or the undertaking or assets of, any company which carries on a Foundry Products' Business (herein "Competing Business") if (i) such Competing Business or interest therein is acquired by the SC, Ashland and/or any of their respective Affiliates as part of a larger acquisition, and the revenues attributable to the Competing Business did not at the date of the acquisition amount to more than fifteen (15%) of the total revenues of such larger acquisition; and (ii) (a) the Competing Business or interest is offered for sale on reasonable commercial terms within one (1) year from the acquisition, (b) the Group Companies are invited to participate in the sale process at the same time and (c) the Group Companies are treated in the sale process in the same manner as any other interested buyer (irrespective of whether a buyer can or cannot be found)

(d)         If a Major Project has not been approved by the Supervisory Board and the Party whose Supervisory Board Member consented to the Major Project proceeded with the Major Project on its own behalf, then Sections 14.1(a) and (b) above shall not apply to such Party (and its Affiliates) to the extent it would prohibit such Party (and its Affiliates) to conduct the business relating to the relevant Major Project.

ARTICLE XV

CONFIDENTIALITY

Section 15.1                      Confidentiality.  Each Party undertakes to treat, and shall procure that its Affiliates treat, Proprietary Information (as defined in Section 15.2 below) strictly confidential and refrain from disclosing it to any third parties, unless such disclosure is explicitly permitted by this Agreement.

Section 15.2                      Proprietary Information.  "Proprietary Information" shall mean:

(a)         with respect to the confidentiality obligations of either Party: the contents of (i) this Agreement, (ii) any related agreements or documents (whether legally binding or not), and (iii) any accompanying discussions and negotiations;

(b)         with respect to the confidentiality obligations of Ashland: any information obtained in connection with the preparation, negotiation, execution or consummation of this Agreement and the transactions contemplated herein about SC, SC's Affiliates and their representatives; and

(c)         with respect to the confidentiality obligations of SC: any information obtained in connection with the preparation, negotiation, execution or consummation of this Agreement and the transactions contemplated herein about Ashland, Ashland's Affiliates and their representatives;

except for information that (i) in the case of items (a), (b) and (c) has come into the public domain or (ii) in the case of items (b) and (c) has been received from an independent source, save in either case where such information has come into the public domain or been received from an independent source following a breach by either Party, its Affiliates or their respective representatives of any confidentiality obligation provided for in this ARTICLE XV.

Section 15.3                      Consented Disclosures.  Without prejudice to the provisions of Section 11.4, a Party may disclose Proprietary Information to any third party only (i) if the relevant other Party has given its prior written consent to such disclosure, or (ii) if such disclosing Party intends to Transfer Shares in accordance with ARTICLE XI and the third party as potential transferee requests Proprietary Information in connection with its due diligence review, provided however, that the third party is subject to confidentiality obligations equivalent to the confidentiality obligations of the disclosing Party under this ARTICLE XV and that the scope of disclosure of Proprietary Information may not exceed the scope of disclosure which is standard for the kind of transactions underlying the third party's request. A disclosing Party shall be obliged to inform the relevant other Party of any disclosure made in accordance with this Section 15.3.

Section 15.4                      Mandatory Disclosures.  A Party may disclose Proprietary Information if and to the extent that such disclosure is mandatory pursuant to Applicable Law, governmental or court order, stock exchange regulations, accounting principles or required by any governmental, supervisory or regulatory body. Prior to making a mandatory disclosure, the disclosing Party shall inform the relevant other Party in writing of the need to make such disclosure and the circumstances requiring it and the Parties shall discuss and agree in good faith upon defense measures, if any, or other appropriate means to protect the other Party's interests.

Section 15.5                      Termination of Obligations.  The obligations under this Section 15 shall remain in force up to five (5) years from the date one of the Parties ceases to be a shareholder, directly and indirectly, of ASK Chemicals, for whatever reason.

ARTICLE XVI

NOTICES

Section 16.1                      Notices.  Any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile, electronic mail or registered mail or by a nationally recognized courier service that provides a receipt of delivery, in each case, to the addresses specified below (or to such other addresses, electronic mail addresses or facsimile numbers notified in the future by one Party to the other Party):

(a)         If to Ashland (and/or any of its Affiliates):

Ashland Inc.

Attn: David L. Hausrath, General Counsel
P.O. Box 391, 50 E. RiverCenter Boulevard,
Covington, KY 41012-0391
USA
Fax: +1-859-815-5053
E-mail: dlhausrath@ashland.com

(b)         If to SC (and/or any of its Affiliates):

Süd-Chemie Aktiengesellschaft
Attn: Dr. Ulrich Müller, General Counsel
Lenbachplatz 6
80333 München
Germany
Facsimile: +49-(0)89-5110407
E-mail: ulrich.mueller@sud-chemie.com

Section 16.2                      Effectiveness.  Notice given by personal delivery, certified mail or courier service shall be effective upon physical receipt. Notice given by facsimile shall be effective as of the date of confirmed delivery if delivered on or before 6:00 P.M. Central European Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery is after 6:00 P.M. Notice given by electronic mail shall be effective as of the date it has been sent if sent on or before 6:00 P.M. Central European Time on any Business Day at the place of receipt or the next succeeding Business Day if it has been sent after 6:00 P.M. Central European Time Eastern Time on any Business Day or during any non-Business Day at the place of receipt.

ARTICLE XVII

MISCELLANEOUS

Section 17.1                      Termination of Previous Shareholder Agreement.  The Parties hereby terminate, upon this Agreement becoming effective, the previous shareholders' agreement ("Ashland GmbH Shareholders Agreement") entered into between them, dated April 14, 1970, which shall be of no further force and effect for the future except as provided for in its Section 13.

Section 17.2                      Expenses.  Each Party shall bear its (and its Affiliates') own cost and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereunder, it being understood that neither Party shall, directly or indirectly, pass on such costs and expenses to any entity or person which will become part of the Group.

Section 17.3                      Foreign Currencies.  Except as otherwise agreed herein, any currency conversions shall be determined using the European Central Bank's fixing rates as published on its website (www.ecb.int) shortly after 2.15 p.m. on the Business Day that occurs two (2) Business Days preceding the date on which the respective payment becomes due and payable.

Section 17.4                      Language.  All notices, communications and statements to be made by either Party under or in connection with this Agreement shall be made in the English language.

Section 17.5                      Amendments.  Any amendments to this Agreement (including amendments to this clause) shall be valid only, if made in writing, unless mandatory law provides for stricter form requirements.

Section 17.6                      Consent Requirements.  Except where explicitly stated otherwise herein, whenever in this Agreement any action of a Party is subject to the consent of the other Party, such consent must not be unreasonably withheld or delayed or granted subject only to unreasonable conditions.

Section 17.7                      Exhibits.  All exhibits and annexes to this Agreement (the "Exhibits") constitute an integral part of this Agreement. In the case of a conflict between any Exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

Section 17.8                      Entire Agreement.  This Agreement including its Exhibits together with the other transaction documents to be executed hereunder constitutes the entire agreement of the Parties concerning the subject matter hereof and supersedes all prior discussions and agreements among the Parties with respect to the subject matter hereof except as set forth in section 17.1.

Section 17.9                      No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer any rights or remedies, neither directly or by way of a contract for the benefit of a third party, upon any person or entity other than the Parties, except as expressly otherwise provided for herein.

Section 17.10                    Assignment.  Save for Section 11.6, without the written consent of the other Parties, no Party shall be entitled to assign any rights or claims under this Agreement.

Section 17.11                     Change of Control.

(a)         A Change of Control of Ashland shall not trigger any rights under this Agreement or otherwise, in particular no right to terminate this Agreement and no right to Transfer any Shares.

(b)         If a Change of Control of SC results in SC being controlled by a Designated Entity, then  Ashland may, at its option at any time after such Change of Control of SC occurs, initiate the procedure set forth in Section 11.4. Any Change of Control of SC that does not result in SC being controlled by a Designated Entity shall not trigger any rights under this Agreement or otherwise, in particular no right to terminate this Agreement and no right to Transfer any Shares, but, however, Ashland shall have the right that  two of the SC Supervisory Board Members may not be replaced until the fourth anniversary of the Closing Date, unless they are replaced by either Dr. Günter von Au or Dr. Hans-Joachim Müller.

Section 17.12                    Exclusion of Remedies.  Except as provided otherwise herein, neither Party shall be entitled (i) to set-off any rights and claims it may have against any rights or claims the other Party may have under this Agreement, or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention, unless the rights or claims of the relevant Party claiming a right of set-off or retention have been acknowledged in writing by the relevant other Party or have been confirmed by final decision of the competent arbitral tribunal.

Section 17.13                    Interpretation.  The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement. Except as set forth otherwise, all references to "Section" refer to the corresponding Section of this Agreement. The word "including" shall not limit the preceding words or terms.

Section 17.14                    Invalid Provisions.  In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, the Parties agree to recognize and give effect to such valid and enforceable provision or provisions which correspond as closely as possible with the original commercial intent of the Parties. The same shall apply in the event that this Agreement contains any gaps or loopholes.

Section 17.15                    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Germany, without giving effect to any conflict or choice of law provision that would result in the imposition of another jurisdiction's law. The UN Convention on Contracts for the International Sale of Goods shall not be applicable.

Section 17.16                    Arbitration.

(a)         Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof ("Dispute") shall be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce ("Rules") then in effect. The Parties recognize that it is in their best interests to resolve any Dispute as expeditiously as possible.

(b)         The place of arbitration shall be Munich, Germany. Any meetings and hearings related to the arbitration shall be held in the English language. There shall be three arbitrators of whom, (i) one shall be nominated by the claimant, (ii) one shall be nominated by the respondent and (iii) one by the two arbitrators so nominated, in accordance with the Rules, which arbitrator shall serve as chairman of the Arbitral Tribunal (as defined in the Rules), within one (1) month following the confirmation of the nomination of the second arbitrator. Where there are multiple parties to the Dispute, whether as claimant or respondent, the multiple claimants, jointly, and the multiple respondents, jointly, shall nominate their respective arbitrator. If any of the arbitrators are not timely nominated, then upon request of any Party, any arbitrator(s) not timely nominated shall be appointed by the International Court of Arbitration of the International Chamber of Commerce, within two (2) weeks following receipt of a request in accordance with the Rules, provided, however, that if multiple claimants in their request for arbitration or multiple respondents within 15 days as from receipt of the request for arbitration cannot agree on an arbitrator, the ICC Court of

Arbitration shall appoint each member of the Arbitral Tribunal in accordance with Art. 10 (2) of the ICC Rules.

(c)         The Terms of Reference (as defined in the Rules) shall be signed by the Parties as expeditiously as possible, however, no later than one (1) month after the confirmation of the appointment of the third arbitrator. The hearing on the merits shall be held as expeditiously as possible, but no later than three (3) months after the signing of the Terms of Reference unless otherwise decided by the Arbitral Tribunal.

(d)         The arbitrators shall be bound by the terms and conditions of this Agreement and shall apply the substantive laws of Germany. If and to the extent that the Arbitral Tribunal should, notwithstanding the choice of law provided for under Section 17.15 hereof, be required to resolve on any conflicts of law, such conflicts shall exclusively be resolved applying the rules on conflicts of law as set forth in Articles 3 to 47 of the Introductory Act to the German Civil Code (Einführungsgesetz zum Bürgerlichen Gesetzbuch). The Arbitral Tribunal is empowered to award damages, declaratory relief and injunctive relief with regard to any Dispute only in accordance with the terms of this Agreement. Any award or final decision of the Arbitral Tribunal shall include a decision on costs, including, without limitation, fees of counsel. The Arbitral Tribunal shall order the Parties to bear the costs of the arbitration proceedings pro rata, i.e. to the extent they have prevailed with their claims in the arbitration.

(e)         The award shall be rendered within one (1) month following the close of the hearing (and, except if otherwise expressly agreed to by the Parties, specifically excluding any extension of this time limit that may be ordered by the International Court of Arbitration pursuant to the Rules either at the request of the Arbitral Tribunal or upon its own initiative). The award shall be final and binding upon the Parties, and shall be the sole and exclusive remedy among the Parties regarding any claims, counterclaims or other issues presented to the Arbitral Tribunal.

(f)         The Parties agree that if an Arbitral Tribunal has been appointed, the same Arbitral Tribunal shall be appointed to resolve any further dispute between the same parties and/or additional Parties governed by this Agreement if, as determined in the discretion of the Arbitral Tribunal, the further dispute is based on substantially similar facts or substantially similar issues or if the Arbitral Tribunal finds that it would be cost-efficient to consolidate such proceedings. Should the Arbitral Tribunal not be prepared to resolve the further dispute, a new tribunal shall be appointed with respect to the new dispute in accordance with Section 17.16(b).

(g)         Notwithstanding Section 17.16(a), each Party shall be entitled to request injunctive relief or to initiate attachment proceedings in the competent ordinary courts of any jurisdiction with the exception of courts in the United States of America, provided however, that such exception shall not apply to injunctive relief proceedings in connection with Article XV.

(h)         Notwithstanding the provisions of Section 17.16(a), each Party hereto shall be entitled to issue a third party notice ("Streitverkündung") to the other Party in the event that it has initiated or is otherwise involved in litigation with a third party or third parties before the ordinary courts of any jurisdiction in accordance with the procedural rules of the respective jurisdiction.